Dennis Shogren	Ken Cragun	Phil Bourdillon/Gene Heller
Chief Executive Officer	Chief Financial Officer	Silverman Heller Associates
(951) 943-8800	(951) 943-8889	(310) 208-2550

MODTECH HOLDINGS, INC. ISSUES PRELIMINARY RESULTS
FOR 2007 FOURTH-QUARTER

Company Agrees to Terms of a $6 Million Equity Financing

Perris, Calif. - January 31, 2008 - Modtech Holdings, Inc. (Nasdaq: MODT) announced that it anticipates reporting revenue in the range of $15 million to $16 million for its fourth-quarter ended December 31, 2007. Despite a previously announced 30% work force reduction and additional cost containment measures implemented in the fourth quarter, revenue was insufficient to allow the company to generate positive gross margins or net income for the quarter. The lower-than-expected revenue levels for the quarter were primarily the result of project delays in the California education market. Results for the fourth quarter ended December 31, 2007 are unaudited and remain subject to further review and adjustment.

The company also announced it has agreed to the principal terms of a $6 million private sale of common stock. Certain existing institutional shareholders, the company’s board of directors and the company’s management team have committed to 75% of the financing. The company anticipates finalizing the purchase agreement by the middle of the first quarter of 2008.

Dennis Shogren, chief executive officer of Modtech, stated: “We are certainly disappointed in the outcome of the fourth quarter. However, we are encouraged by the more than $50 million in new bookings that were achieved during the period. In addition to its traditional school and dealer business, Modtech will continue to focus on upscale and multi-family residential markets, significant projects for the military and new applications within the education and commercial markets.”

About Modtech Holdings, Inc.
Modtech® is a leading national designer and manufacturer of modular buildings, both permanent and relocatable. In the school industry, the Company has advanced typical modular building technology to greater dimensions of flexibility and architectural integrity. Modtech® has substantial product and geographic diversification throughout the southwestern states and Florida. Modtech’s commercial and industrial buildings are sold to a diverse end-user market and may be leased through national, regional, and local dealers. The Company also designs and manufactures modular buildings to customer specifications for a wide variety of uses. Additional information is available at www.modtech.com.

Forward-looking Statements:
Some statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipates" and other similar expressions that predict or indicate future events or trends identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Refer to the Company’s filings with the U.S. Securities and Exchange Commission for further discussion of such factors. The forward-looking statements are made as of the date of this press release and the Company assumes no obligation to update such statements.

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